Exhibit 99.1

IMPCO Announces $32 Million Debt Financings

Cerritos, CA, July 21, 2003, PR Newswire – IMPCO Technologies, Inc. (NASDAQ: IMCO) announced today it has closed financing arrangements with LaSalle Business Credit, LLC and Bison Capital Structured Equity Partners, LLC. IMPCO’s financing from LaSalle is a $12 million revolving line of credit with a maturity date of July 18, 2006. IMPCO also issued a $20 million senior subordinated secured note to Bison Capital that is payable in full on July 18, 2007.

The combined financing will permit IMPCO to repay approximately $11.3 million currently outstanding under its Bank of America credit facilities, which matured on July 15, 2003. The funds will also permit IMPCO to complete its acquisition of 50% of the equity interests of B.R.C. Societa a Responsabilità Limitata, a limited liability company formed under the laws of the Italian Republic.

IMPCO’s Chief Financial Officer Tim Stone stated, “The combined LaSalle and Bison financing package replaces our former Bank of America credit facilities and provides IMPCO with working capital, funds the deferred payment portion of the company’s recent acquisition of a 50% equity interest in BRC, helps meet the future operating needs of the company and will assist in supporting the future growth of IMPCO.”

Note Regarding Forward Looking Statements

Certain matters discussed in this press release contain forward-looking information that involves risks and uncertainties. These risks could cause actual results to differ materially from management’s current expectations. Certain issues relating to these risks are discussed in the section of the company’s eight-month transition report on Form 10-K for the period ended December 31, 2002 entitled Risk Factors. These and other risks that relate to our business more generally also are discussed in that report and in our other reports filed with the Securities and Exchange Commission (the “SEC”). These reports are available without charge from the SEC’s electronic data-lease at http://www.sec.gov, or on the company’s website. The contents of our website are not incorporated into this release or into our SEC reports.

Regarding IMPCO:

IMPCO designs, manufactures, markets and supplies advanced alternative fuel systems and related products. Headquartered in Cerritos, California, IMPCO has offices in Asia, Europe, Australia and South and North America. More information can be found at www.impco.ws. IMPCO also sells products under the BRC brand names through its 50% stake in that entity.

For further information contact Mr. Dale Rasmussen, Investor Relations

Phone:	+1-206-315-8242.

Fax:	+1-206-315-8301.

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